UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 21, 2016

Farmers & Merchants Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	000-14492	34-1469491
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

307 North Defiance Street, Archbold, Ohio	43502
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code (419) 446-2501

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 21, 2016, Steven J. Wyse retired from the Company’s Board of Directors in accordance with the mandatory retirement provisions contained in the Company’s governing documents. Mr. Wyse has been a valued member of the Company’s Board of Directors since 1991, and served as Vice Chairman since 2013 and has served on the Bank’s Enterprise Risk Management Committee, Audit Committee, Corporate Governance & Nominating Committee, Compensation Committee, and Executive Committee.

Effective, November 18, 2016, the Board of Directors has named Dr. K. Brad Stamm to fill the vacancy on both the Company’s and Bank’s Board of Directors created by Mr. Wyse’s resignation, which will expire in 2017. Dr. Stamm resides in Ada, Michigan. Dr. Stamm is Professor of Economics and Chairman for the Division of Business at Cornerstone University.

As a member of the Company’s Board of Directors, Dr. Stamm will receive fees in accordance with those paid to non-employee members of the Company’s Board of Directors in general. Cash compensation is paid to directors in the form of retainers and meeting fees. The standard monthly retainer for Board service is $1,350. A $650 fee is paid to a director for each Board meeting attended. Meeting fees ranging from $500 to $650 are paid for each committee meeting attended depending upon the demands of the committee. Dr. Stamm will serve on the Audit Committee of the Board of Directors.

In addition, the Company, through the Bank, generally engages in the lending of money to Directors and executive officers, including their related interests. All such loans (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) do not involve more than a normal risk of collectability or present other unfavorable features.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto authorized.

FARMERS & MERCHANTS BANCORP, INC.
(Registrant)

Dated: October 25, 2016	/s/ Paul S. Siebenmorgen
Paul S. Siebenmorgen
President & Chief Executive Officer

/s/ Barbara J. Britenriker
Barbara J. Britenriker
Executive Vice President &
Chief Financial Officer